NEWS

5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Tuesday, November 25, 2003	TRADED: NASDAQ/NMS

Tech Data Reports FY2004 Third-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the third quarter ended October 31, 2003.

FY2004 Third Quarter at a Glance

♦Net Sales	$4.4 billion

♦GAAP Net Income	$26.5 million

♦GAAP Diluted EPS	$.46 per share

Net sales for the third quarter of fiscal 2004 were $4.4 billion, an increase of 15.3 percent from $3.8 billion in the third quarter of the prior year and a 5.2 percent increase from the second quarter of the current year. On a regional basis, net sales in Europe increased 31.7 percent (13.1 percent on a local currency basis) and in the Americas increased 1.1 percent over the comparable prior year period. On a sequential basis, net sales in Europe increased 7.0 percent (8.2 percent on a local currency basis) and in the Americas increased 3.2 percent compared to the second quarter of the current fiscal year. Both the second and third-quarter results include a full quarter of operations from the company’s Azlan Group Limited (“Azlan”) acquired on March 31, 2003.

Net income, based upon Generally Accepted Accounting Principles (“GAAP”), for the third quarter totaled $26.5 million, or $.46 per diluted share, compared with net income of $32.8 million, or $.57 per diluted share in the prior year third quarter.

“We clearly capitalized on improving demand conditions and generated sales and operating profits that exceeded our expectations for the third quarter,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “The difficult cost-cutting actions we took in the second quarter also supported our solid performance during the period, achieving the savings we anticipated without adversely affecting customer service levels.”

Tech Data Reports Third-Quarter Results November 25, 2003	Page 2 of 6 11/24/03; 6:15 PM

Financial Highlights

•	Third-quarter net sales were $4.4 billion, exceeding the company’s forecast for the quarter and increasing both sequentially and on a year-over-year basis.

•	Net sales in Europe during the third quarter were $2.3 billion or 53 percent of worldwide sales, while sales in the Americas totaled $2.1 billion or 47 percent of worldwide sales.

•	Results for the third quarter ended October 31, 2003 include a reclassification pursuant to Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”) “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. EITF 02-16 requires that, under certain circumstances, consideration received from vendors be treated as a reduction of cost of goods sold and not as a reduction of selling, general and administrative (“SG&A”) expenses. As a result $15.0 million was reclassified from SG&A with $13.2 million of this amount being recorded as a reduction of cost of goods sold and $1.8 million deferred pending the sale of the related inventory. Year to date, $29.9 million has been reclassified from SG&A with $25.6 million of this amount recorded as a reduction of cost of goods sold and $4.3 million deferred pending the sale of the related inventory. The company expects the guidance to be applied to virtually all of its vendor arrangements by the end of fiscal 2004.

•	Gross margin for the third quarter was 5.58 percent, an increase from 5.43 percent in the prior year third quarter and a decrease from 5.68 percent in the second quarter of this year. The year-over-year increase in gross margin is the result of the inclusion of results from the company’s Azlan operations and the impact of the company’s adoption of EITF 02-16, partially offset by a decrease in gross margin due to the competitive pricing environment. Sequentially, the decline in gross margin from 5.68 percent in the second quarter was attributable to a decline in gross margin resulting from the competitive pricing environment, partially offset by an increase from the adoption of EITF 02-16.

•	Third-quarter SG&A expense was $203.5 million or 4.63 percent of sales, a decrease from second-quarter SG&A on a non-GAAP basis (excluding second-quarter special charges of $3.1 million) of $207.1 million or 4.96 percent of sales. The sequential decrease relates to the realization of benefits associated with cost cutting measures taken in prior periods, partially offset by variable costs incurred as a result of incremential sales volume, and the reclassification of vendor funding pursuant to EITF 02-16. Third-quarter SG&A includes approximately $5.3 million related to the upgrade of the company’s European systems.

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Tech Data Reports Third-Quarter Results November 25, 2003	Page 3 of 6 11/24/03; 6:15 PM

•	Worldwide operating income was .95 percent of sales, an increase from .73 percent of sales when compared to second-quarter operating income on a non-GAAP basis (excludes special charges of $3.1 million) and a decrease from 1.42 percent of sales in the prior year third quarter. Geographically, operating income was 1.74 percent of sales in the Americas and .25 percent of sales in Europe.
•	The worldwide effective income tax rate for the third quarter and estimated effective rate for fiscal 2004 is 31 percent.

Nine-month Results

Net sales for the nine month period ended October 31, 2003 were $12.5 billion, increasing 6.5 percent over $11.7 billion in the comparable prior year period. Net sales in Europe represented 53 percent of sales and increased 24.6 percent (3.6 percent on a local currency basis) to $6.6 billion from $5.3 billion for the nine-month period ended October 31, 2002. Net sales in the Americas represented 47 percent of sales and decreased 8.3 percent to $5.9 billion from $6.5 billion in the prior year period. The results for the nine-month period ended October 31, 2003 include seven months of results of operations from the company’s Azlan Group Limited (“Azlan”) acquired on March 31, 2003.

Gross margin for the nine-month period was 5.52 percent, up from 5.34 percent in the prior year comparable period. The increase in gross margin is the result of the impact of the reclassification due to EITF 02-16 and the impact of the company’s Azlan operations, offset by declines in gross margin due to the competitive pricing environment.

Operating income on a GAAP basis for the nine-month period ended October 31, 2003 was $104.2 million or .83 percent of sales compared with $164.4 million or 1.40 percent of sales in the prior year. Non-GAAP operating income, which excludes the charges associated with closing the company’s U.S. education business, was $107.2 million, or .86 percent of sales.

GAAP net income for the nine-month period ended October 31, 2003 was $65.2 million or $1.14 per diluted share. Net income on a non-GAAP basis, which excludes the charges associated with closing the company’s U.S. education business, was $67.2 million, or $1.17 per diluted share.

(continued)

Tech Data Reports Third-Quarter	Results Page 4 of 6
November 25, 2003	11/24/03; 6:15 PM

Non-GAAP Financial Information

The following reconciliation details the adjustments between results calculated using Generally Accepted Accounting Principles (“GAAP”) and non-GAAP information provided within this release. The non-GAAP data is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	October 31		October 31
	2003	2002	2003	2002
GAAP operating income	$41,605	$54,025	$104,171	$164,397
Closure of U.S. education business	—	—	3,065	—

Non-GAAP operating income	$41,605	$54,025	$107,236	$164,397

GAAP net income	$26,522	$32,826	$65,229	$103,227
Closure of U.S. education business, net of tax	—	—	1,992	—

Non-GAAP net income	$26,522	$32,826	$67,221	$103,227

GAAP diluted earnings per share	$.46	$.57	$1.14	$1.77

Non-GAAP diluted earnings per share	$.46	$.57	$1.17	$1.77

GAAP diluted weighted average shares outstanding	57,781	62,382	57,229	62,548

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the fourth quarter ending January 31, 2004, including expenses related to the harmonization and upgrade of the company’s European systems infrastructure, but excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.5 billion to $4.6 billion.

•	Net income is expected to be in the range of $29 million to $32 million.

•	Diluted earnings per share is expected to be in the range of $.50 to $.55.

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Tech Data Reports Third-Quarter	Results Page 5 of 6
November 25, 2003	11/24/03; 6:15 PM

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax legislation; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of November 25, 2003. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its third-quarter results along with its outlook for the fourth quarter on a conference call today at 4:30 p.m. (EST). A webcast of the call, including the supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:30 p.m. (EST) on Friday, December 5, 2003.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 117th on the Fortune 500, the company and its subsidiaries serve more than 100,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes technical support, financing options and configuration services as well as a full range of award-winning electronic commerce solutions. The company generated sales of $15.7 billion for its most recent fiscal year, which ended January 31, 2003.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jhowells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations and Shareholder Services

727-538-7866 (danderso@techdata.com)

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Tech Data Reports Third-Quarter	Results Page 6 of 6
November 25, 2003	11/24/03; 6:15 PM

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	October 31,		October 31,
	2003	2002	2003	2002
Net sales Cost of products sold	$4,395,003 4,149,917	$3,810,719 3,603,831	$12,487,611 11,797,947	$11,727,858 11,101,405

Gross profit Selling, general and administrative expenses	245,086 203,481	206,888 152,863	689,664 582,428	626,453 462,056

Operating income before special charges	41,605	54,025	107,236	164,397
Special charges	—	—	3,065	—

Operating income after special charges	41,605	54,025	104,171	164,397
Interest expense, net	3,547	4,046	10,867	16,847
Net foreign currency exchange (gain)/loss	(384)	985	(1,238)	(6,480)

Income before income taxes	38,442	48,994	94,542	154,030
Provision for income taxes	11,920	16,168	29,313	50,803

Net income	$26,522	$32,826	$65,229	$103,227

Diluted earnings per common share	$.46	$.57	$1.14	$1.77

Diluted weighted average common shares outstanding	57,781	62,382	57,229	62,548

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	October 31,	January 31,
	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$121,435	$157,191
Accounts receivable, net	2,045,325	1,714,902
Inventories	1,290,038	997,875
Prepaid and other assets	109,095	108,150

Total current assets	3,565,893	2,978,118
Property and equipment, net	154,499	136,689
Excess of cost over fair value of acquired net assets, net	101,099	2,966
Other assets, net	176,889	130,245

Total assets	$3,998,380	$3,248,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$229,818	$188,309
Accounts payable	1,545,447	1,073,357
Accrued expenses	376,796	317,169

Total current liabilities	2,152,061	1,578,835
Long-term debt	314,654	314,498
Other long-term liabilities	22,212	16,155

Total liabilities	2,488,927	1,909,488

Total shareholders’ equity	1,509,453	1,338,530

Total liabilities and shareholders’ equity	$3,998,380	$3,248,018